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                                                                  EXHIBIT 23.4

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in the Proxy Statement of Wavefront Technologies, Inc. which is made part of the Registration Statement (Form S-4) of Silicon Graphics, Inc. for the issuance of shares of its common stock and to the use of our report dated July 18, 1994, with respect to the consolidated financial statements of Silicon Graphics, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended June 30, 1994 and the related financial statement schedules included therein filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

Palo Alto, California
May 9, 1995